RG Barry Reports 1st Quarter Performance

PICKERINGTON, Ohio, Nov. 6, 2012 /PRNewswire/ -- R.G. Barry Corporation (Nasdaq: DFZ), today said that its fiscal 2013 first-quarter consolidated performance was in line with its expectations.

For the quarter ended September 29, 2012, the Company reported, on a consolidated basis:

  Net earnings of $6.1 million, or $0.54 per diluted  share, down 11.0% from $6.9 million, or $0.61 per diluted share, in the first quarter of fiscal 2012;
  Net sales of $47.2 million versus net sales of $50.2 million one year ago; and
  Gross profit as a percent of sales at 44.3%, flat versus the first quarter last year.
  Selling, general and administrative expenses of $11.0 million versus $10.9 million in the comparable period one year ago.

The company said quarterly net sales in its Footwear segment, although down $3.9 million from the comparable period last year, reflected a gross profit as a percentage of net sales at 41.4%, which was relatively flat versus the first quarter of fiscal 2012. In its Accessories segment, the Company's net sales increased 11.2%, or $900,000 quarter-over-quarter, to approximately $9.0 million, producing a 56.6% gross profit as a percentage of net sales, or a 60 bps decline versus the comparable quarter last year.

Management Comments
"These results are in line with our expectations for the quarter and with the direction we provided in our two previous earnings calls," said Greg Tunney, President and Chief Executive Officer.

"Footwear remains our largest business, and it is performing quite well despite the impact of customer internal issues that frequently disrupt retailers. As we enter the critical holiday selling season, we are enthusiastic about our prospects. We have continued building upon our legacy of category leadership; and remain confident that the fresh, new products flowing onto our customers' shelves will meet or exceed expectations for the upcoming season and beyond.

"Excitement surrounds our Accessories segment. This small but growing higher-margin piece of our business is much more evenly spread across the year, and lends a modest degree of balance to our heavily seasonal Footwear segment. We also continue investing in a strong foundation upon which the Accessories businesses will continue to grow."

"Increased footwear sales in some of our newer retail channels, such as catalogs, dot coms and home shopping, helped offset a portion of the softness we experienced in more traditional channels and helped us achieve a healthy 41.4% gross profit as a percent of net footwear sales for the quarter," added Jose Ibarra, Senior Vice President Finance and Chief Financial Officer.

"The 11% quarter-over-quarter increase in Accessories net sales is at the lower end of our expected range. We expect top-line growth in the segment to return to the mid-teens by the end of Fiscal 2013. We are pleased with the relative stability of the gross profit margins in Accessories at nearly 57%. The quarterly operating profit reported for the segment reflects continuing investment spending focused on building these businesses for the long-term."

Looking Ahead
Mr. Tunney concluded, "We said previously that we expect fiscal 2013 to be a challenging year. We remain confident in our vision and the successful future of our Company. We have a solid growth strategy, financial health, strong brands and a proven cash-generating model that adapts to the cyclical nature of the broad accessories business category. We will have a much better view of our full fiscal year when we report on the second quarter in February."

Conference Call/Webcast Today
R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 9:00 a.m. Eastern Standard Time today. Management will discuss the Company's performance, its plans for the future and will accept questions from participants. The conference call is available at (800) 860-2442 in the U.S., (866) 605-3852 in Canada and +1 (412) 858-4600 internationally until five minutes before starting time. To listen via the Internet, log on at: http://www.videonewswire.com/event.asp?id=89731.

Replays of the call will be available several hours after its completion. The audio replay can be accessed through November 21, 2012, by calling (877) 344-7529 in the U.S. or (412) 317-0088 internationally and using passcode 10019079. A written transcript and audio replay of the call will be posted for at least 12 months at the Investor Room section of rgbarry.com.

About RG Barry
RG Barry develops great accessories brands that provide fashionable, solution-oriented products that touch consumers. Our primary brands include: Dearfoams slippers dearfoams.com; baggallini handbags, totes and travel accessories baggallini.com; and Foot Petals premium insoles and comfort products footpetals.com. To learn more, visit us at rgbarry.com.

Forward-Looking Statements
Some of the disclosures in this news release contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "expect," "could," "should," "anticipate," "believe," "estimate," or words with similar meanings. Any statements that refer to projections of our future performance, anticipated trends in our business and other characterizations of future events or circumstances are forward-looking statements. These statements, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, are based upon our current plans and strategies and reflect our current assessment of the risks and uncertainties related to our business. These risks include, but are not limited to: our continuing ability to source products from third parties located within and outside North America; competitive cost pressures; the loss of retailer customers to competitors, consolidations, bankruptcies or liquidations; shifts in consumer preferences; the impact of the global financial crisis and general economic conditions on consumer spending; the impact of the highly seasonal nature of our footwear business upon our operations; inaccurate forecasting of consumer demand; difficulties liquidating excess inventory; disruption of our supply chain or distribution networks; our ability to implement new enterprise resource information systems; a failure in or a breach of our operational or security systems or infrastructure, or those of our third-party suppliers and other service providers, including as a result of cyber-attacks; the unexpected loss of any of the skills and experience provided by our senior officers; our ability to successfully integrate any new business acquisitions; and our investment of excess cash in certificates of deposit and other variable rate demand note securities. You should read this news release carefully because the forward-looking statements contained in it (1) discuss our future expectations; (2) contain projections of our future results of operations or of our future financial condition; or (3) state other "forward-looking" information. The risk factors described in this news release and in our filings with the Securities and Exchange Commission (the "SEC"), in particular "Item 1A. Risk Factors" of Part I of our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 (the "2012 Form 10-K"), give examples of the types of uncertainties that may cause actual performance to differ materially from the expectations we describe in our forward-looking statements. If the events described in "Item 1A. Risk Factors" of Part I of our 2012 Form 10-K occur, they could have a material adverse effect on our business, operating results and financial condition. You should also know that it is impossible to predict or identify all risks and uncertainties related to our business. Consequently, no one should consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events, except as required by applicable law. Any further disclosures in our filings with the SEC should also be considered.

—financial charts follow—

R.G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except for per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	(unaudited)	(unaudited)	% Increase
	September 29, 2012	October 1, 2011	Decrease
Net sales	$ 47,233	$ 50,230	-6.0%
Cost of Sales	26,316	27,977	-5.9%
Gross profit	20,917	22,253	-6.0%

Gross profit (as percent of net sales)	44.3%	44.3%

Selling, general and administrative expenses	10,990	10,880	1.0%

Operating profit	9,927	11,373	-12.7%

Other income	223	87
Interest (expense), net	(177)	(255)	-30.6%

Earnings, before income taxes	9,973	11,205	-11.0%

Income tax expense	3,839	4,315	-11.0%

Net earnings	$ 6,134	$ 6,890	-11.0%

Earnings per common share
Basic	$ 0.54	$ 0.62	-12.9%
Diluted	$ 0.54	$ 0.61	-11.5%

Weighted average number of common shares outstanding
Basic	11,282	11,137
Diluted	11,454	11,305

Common shares outstanding at the end of period	11,265	11,055

Cash dividends declared per share	$ 0.08	$ 0.07

CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)
	(unaudited)	(unaudited)	(audited)
	September 29, 2012	October 1, 2011	June 30, 2012

ASSETS
Cash & Short term investments	$ 14,578	$ 3,482	$ 41,711
Accounts Receivable, net	34,301	36,121	13,176
Inventory	30,610	34,376	21,149
Prepaid expenses and other current assets	2,989	3,116	2,864
Total current assets	82,478	77,095	78,900

Net property, plant and equipment	4,150	4,106	4,186

Other assets	44,685	46,556	45,180
Total Assets	$ 131,313	$ 127,757	$ 128,266

LIABILITIES & SHAREHOLDERS' EQUITY
Short-term notes payable &Current installments of long-term debt	6,036	9,036	6,036
Accounts payable	8,078	8,186	10,962
Other current liabilities	7,467	7,142	5,701
Total current liabilities	21,581	24,364	22,699

Long-term debt	19,286	23,571	20,357
Accrued retirement costs and other	10,763	11,111	10,803
Shareholders' equity, net	79,683	68,711	74,407
Total liabilities & shareholders' equity	$ 131,313	$ 127,757	$ 128,266

CONTACT: Roy Youst, RG Barry Investor Relations, +1-614-729-7200 or Jose G. Ibarra, Senior VP Finance/CFO, +1-614-864-6400